Exhibit 99.1

For additional information, contact:
T. Heath Fountain
Executive Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
QUARTERLY CASH DIVIDEND OF $0.03 PER SHARE

Albany, Ga. (August 17, 2011) - Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its Board of Directors has declared a cash dividend of $0.03 per share. The dividend will be paid on September 23, 2011, to stockholders of record as of September 9, 2011.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 21 full-service branch locations, 10 mortgage offices and two investment offices. As of June 30, 2011, the Company reported total assets of approximately $964 million and total stockholders' equity of approximately $122 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

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